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                                                                   EXHIBIT 10.75

NOTE: Portions of this Exhibit are the subject of a Confidential Treatment Request by the Registrant to the Securities and Exchange Commission. Such portions have been redacted and are marked with a "[*]" in place of the redacted language.


                         PATENT CROSS LICENSE AGREEMENT

                                     BETWEEN

                  NETWORK APPLIANCE INC. AND INTEL CORPORATION

This Patent Cross License Agreement ("Agreement") is entered into as of October 1, 2000 ("Effective Date") by and between Network Appliance Inc., a California corporation, having an office at 495 East Java Drive, Sunnyvale, California 94089, U.S.A. ("Network Appliance") and Intel Corporation, a Delaware corporation, having an office at 2200 Mission College Blvd., Santa Clara, California 95052, U.S.A. ("Intel").

IN CONSIDERATION OF THE MUTUAL COVENANTS AND PROMISES CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:

1.   DEFINITIONS

     1.1. "Capture Period" shall mean any time on or prior to the seventh anniversary of the Effective Date.

     1.2. "Flash Memory Products" shall mean non-volatile Integrated Circuits capable of storing data that are electrically programmable and electrically erasable.

     1.3. "Information System Product" shall mean any active circuit element, apparatus, appliance, circuit assembly, computer, device, equipment, firmware, housing, Integrated Circuit, instrumentality, material, method, passive circuit element, process, service, software, substrate or other means for calculating, classifying, combining, computing, detecting, displaying, handling, hosting, imaging, inputting, manifesting, measuring, modifying, networking, originating, photographing, playing, printing, processing, providing, receiving, recording, reproducing, retrieving, scanning, serving, storing, switching, transmitting or utilizing data or other information for business, scientific, control or other purposes, including components and subsystems thereof or supplies therefore.

     1.4. "Integrated Circuit" shall mean an integrated unit comprising (a) one or more active and/or passive circuit elements associated on one or more substrates, such unit forming, or contributing to the formation of, a circuit for performing electrical functions (including, if provided therewith, housing and/or supporting means) in combination with (b) any and all firmware, microcode or drivers, if needed to cause such circuit to perform substantially all of its intended hardware functionality, whether or not such firmware, microcode or drivers are shipped with such integrated unit or installed at a later time.

     1.5. "Intel Architecture Emulator" shall mean software that, through emulation, simulation or any other process, allows a computer that does not contain an Intel

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           Compatible Processor (or a processor that is not an Intel Compatible
           Processor) to execute binary code that is capable of being executed on an Intel Compatible Processor.

     1.6. "Intel Compatible Chipsets" shall mean one or more Integrated Circuits that alone or together are capable of (i) electrically interfacing directly (with or without buffering or pin reassignment) with an Intel Processor to form the connection between an Intel Processor and any other device including, without limitation, Processors, input/output devices, and memory; or (ii) communicating directly with any Intel Compatible Processor through an Intel Interface.

     1.7. "Intel Compatible Compiler" shall mean a compiler that generates object code that can, with or without additional linkage processing, be executed on any Intel Processor.

     1.8. "Intel Compatible Processor" shall mean any Processor that (a) can perform substantially the same functions as an Intel Processor by compatibly executing or otherwise processing (i) a substantial portion of the instruction set of an Intel Processor or (ii) object code versions of applications or other software targeted to run on or with an Intel Processor, in order to achieve substantially the same result as an Intel Processor; or (b) is substantially compatible with an Intel Processor Bus.

     1.9. "Intel Interface" shall mean a proprietary bus or other data path first introduced by Intel that (a) is capable of transmitting and/or receiving information inside an Integrated Circuit or between two or more Integrated Circuits, together with the set of protocols defining the electrical, physical, timing and functional characteristics, sequences and control procedures of such bus or data path; and (b) Intel has not granted a license to or committed to grant a license to through participation in a formal or informal Standard Industry Group or other standard setting body; and (c) Intel has not publicly disclosed with no obligation of confidentiality.

     1.10. "Intel Licensed Products" shall mean any Intel product that constitutes: (a) an Information System Product (b) software or (c) any combination thereof, that are sold by Intel as Intel's own product (subject to the limitations set forth in Section 3.4) and not on behalf of another, provided that Intel Licensed Products shall not include any Network Appliance Proprietary Products.(*)



*Confidential treatment requested for redacted portion.


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     1.11. "Intel Processor" shall mean a Processor first developed by, for or with substantial participation by Intel, or the design of which has been purchased or otherwise acquired by Intel, including without limitation the Intel 8086, 80186, 80286, 80386, 80486, Pentium(R),
           Pentium Pro, Pentium(R) II, Pentium(R) III, StrongARM, Xscale, Itanium(R) processor, 80860 and 80960 microprocessor families, and the 8087, 80287, and 80387 math coprocessor families.

     1.12. "Intel Processor Bus" shall mean an Intel Interface that is capable of connecting one or more Intel Processors to each other, to an Intel Compatible Chipset or to a main memory or cache.

     1.13. "Intel Proprietary Product" shall mean Copied Intel Products, Intel Compatible Processors, Intel Architecture Emulators, Intel Compatible Compilers, Intel Compatible Chipsets, Intel Interfaces (including Intel Processor Buses) and Flash Memory Products.

     1.14. "Licensed Product" shall mean a Network Appliance Licensed Product or an Intel Licensed Product as applicable.

     1.15. "Network Appliance Caching Appliances" shall mean thin server caching appliances having as their exclusive purpose the provision of proxy caching storage management for data servers.

     1.16. "Network Appliance Filers" shall mean file servers having as their exclusive purpose the storing and retrieving of data files on a computer network.

     1.17. "Network Appliance Licensed Products" shall mean any Network Appliance product that constitutes: (a) a Network Appliance Caching Appliance, (b) a Network Appliance Filer, (c) software or (d) any combination thereof, and that is sold by Network Appliance as Network Appliance's own product (subject to the limitations set forth in Section 3.4) and not on behalf of another, provided that Network Appliance Licensed Products shall not include any Intel Proprietary Products.

     1.18. "Patents" shall mean all classes or types of patents other than design patents (including, without limitation, originals, divisions, continuations, continuations-in-part, extensions or reissues), and applications for these classes or types of patent rights in all countries of the world (collectively "Patent Rights") that, at any time during the term of this Agreement, are owned or controlled by the applicable party or any of its Subsidiaries or to which such entities have the right to grant licenses, that have a first effective filing date during the Capture Period and to the extent that the applicable party or its Subsidiaries has the right to grant licenses within and of the scope set forth herein and without the requirement to pay consideration to any third party (other than employees of the applicable party or its Subsidiaries) for the grant of a license under this Agreement.


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     1.19. "Processor" shall mean any Integrated Circuit or combination of
           Integrated Circuits capable of processing digital data, such as a microprocessor or coprocessor (including, without limitation, a math coprocessor, graphics coprocessor, or digital signal processor).

     1.20. "Subsidiary" shall mean any corporation, partnership, joint venture, limited liability company or other entity, now or hereafter, in which a party

           (a) owns or controls (either directly or indirectly) or originally contributed (either directly or indirectly) at least fifty percent (50%) of the tangible and intangible assets of such entity; and

           (b) owns or controls (either directly or indirectly) either of the following:

               (1) if such entity has voting shares or other securities, more than fifty percent (50%) of the outstanding shares or securities entitled to vote for the election of directors or similar managing authority and such entity is under no obligation (contractual or otherwise) to directly or indirectly distribute more than fifty percent (50%) of its profits to a third party, or

               (2) if such entity does not have voting shares or other securities, more than fifty percent (50%) of the ownership interest that represents the right to make decisions for such entity and an interest sufficient to receive more than fifty percent (50%) of the profits and/or losses of such entity.

           (c) An entity shall be deemed to be a Subsidiary under this Agreement only so long as all requisite conditions of being a Subsidiary are met.

2.   MUTUAL RELEASES

     2.1. Network Appliance. Network Appliance, on behalf of itself and its Subsidiaries, hereby releases, acquits and forever discharges Intel, its Subsidiaries that are Subsidiaries as of the Effective Date or become Subsidiaries during the term of this Agreement, and its and their distributors and customers, direct and indirect, from any and all claims or liability for infringement (direct, induced, indirect or contributory) of any Network Appliance Patents that arose prior to the Effective Date of this Agreement, to the extent such infringement would have been licensed under the license granted to Intel hereunder if such license had been in existence at the time of such infringing activity.

     2.2. Intel. Intel, on behalf of itself and its Subsidiaries, hereby releases, acquits and forever discharges Network Appliance, its Subsidiaries that are Subsidiaries as of the Effective Date or become Subsidiaries during the term of this Agreement, and its and their distributors and customers, direct and indirect, from any and all claims or liability for infringement (direct, induced, indirect or contributory) of

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          any Intel Patents that arose prior to the Effective Date of this
          Agreement, to the extent such infringement would have been licensed under the license granted to Network Appliance hereunder if such license had been in existence at the time of such infringing activity.

3.   GRANT OF RIGHTS

     3.1. Network Appliance License to Intel. Subject to the terms and conditions of this Agreement, Network Appliance hereby grants to Intel a non-exclusive, non-transferable, royalty-free, worldwide license, without the right to sublicense, under Network Appliance's Patents to:

          (a) make, use, sell (directly or indirectly), offer to sell, import and otherwise dispose of all Intel Licensed Products; and

          (b) make, have made, use and/or import any equipment and practice any method or process for the manufacture, use and/or sale of Intel Licensed Products; and

          (c) have made (subject to the limitations set forth in Section 3.3) Intel Licensed Products by another manufacturer for supply solely to Intel for use, import, sale, offer for sale or disposition by Intel pursuant to the license granted above in Section 3.1(a).

     3.2. Intel License to Network Appliance. Subject to the terms and conditions of this Agreement, Intel hereby grants to Network Appliance a non-exclusive, non-transferable, royalty-free, worldwide license, without the right to sublicense, under Intel's Patents to:

          (a) make, use, sell (directly or indirectly), offer to sell, import and otherwise dispose of all Network Appliance Licensed Products; and

          (b) make, have made, use and/or import any equipment and practice any method or process for the manufacture, use and/or sale of all Network Appliance Licensed Products; and

          (c) have made (subject to the limitations set forth in Section 3.3) Network Appliance Licensed Products by another manufacturer for supply solely to Network Appliance for use, import, sale, offer for sale or disposition by Network Appliance pursuant to the license granted above in Section 3.2(a).

          (d) The licenses granted to Network Appliance to make, use, sell, offer for sale, import or otherwise dispose of Network Appliance Licensed Products includes the right to assemble and combine Integrated Circuits that are not Intel Proprietary Products into such Network Appliance Licensed Products, but does not include any license to make, have made, use, sell,

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               offer to sell, import or otherwise dispose of Integrated Circuits themselves, including those Integrated Circuits that are included in Network Appliance Licensed Products (except as replacement parts for such Network Appliance Licensed Products).

     3.3. Have Made Rights.

          (a) Each party's rights to have Licensed Products manufactured for it by third parties under the licenses granted under Sections 3.1 and 3.2 above shall apply only when the designs, specifications and working drawings for the manufacture of the Licensed Product to be manufactured by such third party are furnished to the third party manufacturer by the party licensed under this Agreement ("Licensed Party").

          (b) The parties understand and acknowledge that a party's Licensed Products may consist of software, and that software is often distributed to end users by providing a single master copy of such software to a distributor, replicator, VAR, OEM or other agent and authorizing such agent to reproduce such software in substantially identical form. Accordingly, the parties agree that the licenses granted in this Section 3 are intended to apply to the reproduction and subsequent distribution of such software Licensed Products in substantially identical form by such authorized agent.

          (c) Upon written request of the party to this Agreement that grants the relevant license to the Licensed Party ("Requesting Party"), the Licensed Party shall, within 30 days of receiving such request, inform the Requesting Party in writing whether, and if so to what extent, any manufacturer identified by the Requesting Party is manufacturing any Licensed Product for the Licensed Party pursuant to the "have made" rights granted under this Agreement.

     3.4. Clarification Regarding Patent Laundering. The parties understand and acknowledge that the licenses granted hereunder are intended to cover only the products of the two parties to this Agreement, and are not intended to cover manufacturing activities that either party may undertake on behalf of third parties (patent laundering activities). Similarly, the licenses provided under this Agreement are not intended to cover services provided by the parties to the extent that such services are provided to or on behalf of a third party using tangible or intangible materials provided by or on behalf of the third party. Accordingly, by way of clarification, the following guidelines are provided to aid the determination of whether a party's product is a Licensed Product as defined herein or whether such product is disqualified from being a Licensed Product because circumstances surrounding the manufacture of the product suggest patent laundering.

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          (a)  Products of either party (including, without limitation,
               Application Specific Integrated Circuits "ASICs") that otherwise meet the definition of Licensed Product are disqualified as Licensed Products if such products are manufactured on behalf of a third party from designs received in a substantially completed form from a third party for resale to or on behalf of that party.

          (b) Products of either party (including, without limitation, ASICs) that otherwise meet the definition of Licensed Product are not disqualified as Licensed Products under the prohibition against patent laundering set forth in this Section 3.4 if:

               (1) the party selling such Licensed Product owns the design of such product and is under no obligation that restricts the sale of such Licensed Product; or

               (2) the party selling such Licensed Product has an unrestricted, royalty-free ownership or license right to the design of the Licensed Product.

     3.5. Licenses and Subsidiaries.

          (a)  Intention for Subsidiaries to be Bound.

               (1) Except as expressly provided herein, the parties intend that this Agreement shall extend to all of each party's Subsidiaries. The parties agree that to the extent they are not already bound, each party shall use reasonable and diligent efforts to ensure that all such Subsidiaries are bound by the terms of this Agreement.

               (2) Each party agrees to take all steps that are reasonable and in good faith under the circumstances to ensure that all Patents directed to inventions that are made by its employees and/or contractors either alone or in conjunction with the employees and/or contractors of one or more of its Subsidiaries are licensed under this Agreement. Each party further agrees to take all steps that are reasonable and in good faith under the circumstances to ensure that all Patents directed to inventions that are made in substantial part using funding provided directly or indirectly by that party and/or its Subsidiaries are licensed under this Agreement.

               (3) Notwithstanding the foregoing, both parties understand and intend that there are circumstances in which a party could reasonably agree in good faith with a third party that the party would not have rights to license and/or enforce Patents directed to inventions developed in conjunction with employees and or contractors of such third party. For example, both parties understand that it could be reasonable under the circumstances for a party to agree in good

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                    faith not to have rights to license and/or enforce Patents directed to inventions that arise out of: (i) bona fide joint development projects based in substantial part on the pre-existing technology of an independent third party; or
                    (ii) bona fide joint development projects undertaken with the significant assistance of the employees and/or contractors of an independent third party.

               (4) Either party to this Agreement shall have the right to request a written confirmation or denial from the other party to this Agreement that a specific Subsidiary is (or is not) bound by this Agreement. A party receiving such a request shall provide such written confirmation (including a full explanation in support of such confirmation or denial) within 30 days after the receipt of the request.

          (b) In the event that neither a party nor any of its Subsidiaries has the right to grant a license under any particular Patent Right of the scope set forth herein, then the license granted herein under such Patent shall be of the broadest scope which the licensing party or any of its Subsidiaries has the right to grant.

          (c) The parties represent, warrant and covenant that they shall not participate in the creation of Subsidiaries where a primary purpose of such creation is to extend the benefits of this Agreement to a third party.

          (d) The extension of license rights to a Subsidiary shall apply only during the time period when such Subsidiary meets all requirements of a Subsidiary. However, if a Subsidiary of a party that holds any Patents that are licensed to the other party hereunder ceases to meet all requirements of being a Subsidiary, the licenses granted by such Subsidiary to the other party under this Agreement shall continue for the life of such Patents even after such entity ceases to meet all the requirements of being a Subsidiary.

          (e) Notwithstanding anything to the contrary contained herein, in the event that either party or any of its Subsidiaries obtains rights to any Patents that would be included within the Patents licensed hereunder but for the fact that such a license would require the party granting such license to make payments to a third party, such Patents shall be included within the Network Appliance Patents or the Intel Patents, as the case may be, if the party to whom such would be licensed under this Agreement agrees in a separate written agreement to be bound by, and protect such grantor against, those payment obligations.

          (f) Notwithstanding Section 3.6(d), if a Subsidiary of a party becomes a Former Subsidiary, the other party ("Other Party") agrees that it shall enter into good faith negotiations intended to result in a patent cross license with the Former Subsidiary, provided that:

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               (1)  within 180 days of the date the Former Subsidiary ceases to meet all requirements set forth in the definition of Subsidiary, the Former Subsidiary notifies the Other Party in writing of its intention to exercise its rights under this Section 3.5(f);

               (2) the Former Subsidiary does not first initiate a lawsuit or other proceeding alleging patent infringement against the Other Party;

               (3) the Former Subsidiary agrees to grant a license at least as broad as the license set forth in this Agreement to the Other Party, and;

               (4) the scope of the license the Other Party agrees to grant is sufficiently broad to encompass the anticipated business operations of the Former Subsidiary at the time the former Subsidiary ceases to meet all requirements of the definition of Subsidiary.

               (5) For purposes of this Section 3.5(f), "Former Subsidiary" shall mean a Subsidiary that agreed to be bound by the terms and conditions of this Agreement and thereafter ceased to meet all requirements of the definition of Subsidiary set forth herein, so long as, on the date upon which the Former Subsidiary ceased to meet the definition of Subsidiary, the Former Subsidiary has all of the following:

                    i.   a line of marketable products;

                    ii. patents or other intellectual property relating to the line of marketable products; and

                    iii. tangible assets of at least 25,000,000 USD.

     3.6. Waiver of Indirect Infringement Liability.

          (a) For purposes of this Section 3.6, "Indirect Infringement" means a claim for infringement where the accused infringer is not directly infringing the subject patent rights(s), but is in some manner contributing to a third party's direct infringement of the subject patent rights(s) by, for example, supplying parts or instructions to the third party that as a result of such parts or instructions enable such third party to infringe directly the subject patent rights(s). Indirect Infringement includes without limitation contributory infringement and inducing infringement.


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          (b)  Each party agrees that during the term of this agreement, it will not assert a claim of Indirect Infringement against the other party ("Licensed Party") where such a claim would be based in any part or in any way upon (a) any activity for which the Licensed Party is licensed under this Agreement, or (b) the Licensed Party providing instructions regarding or sample designs related to its Licensed Products. The parties agree that the foregoing sentence does not and shall not in any way limit their respective rights to assert direct or indirect claims of infringement against third parties.

     3.7. [*]

     3.8. No Other Rights. No other rights are granted hereunder, by implication, estoppel, statute or otherwise, except as expressly provided herein. Specifically, (i) except as expressly provided in
          Section 3, nothing in the licenses granted hereunder or otherwise contained in this Agreement shall expressly or by implication, estoppel or otherwise give either party any right to license the other party's Patents to others, and (ii) no license or immunity is granted by either party hereto directly or by implication, estoppel or otherwise to any third parties acquiring items from either party for the combination of Licensed Products with other items or for the use of such combination.

4.   [*]

     4.1. [*]

5.   EFFECTIVE DATE, TERM AND TERMINATION FOR CAUSE

     5.1. Term. This Agreement and the rights and licenses granted hereunder shall become effective on the Effective Date, and shall continue in effect until terminated by a party pursuant to Section 5.2, or until the end of the Capture Period, whichever is earlier. The Capture Period shall be automatically renewed for successive seven (7) year periods at the expiration of the then in effect Capture Period unless either party notifies the other to the contrary not more than one hundred eighty (180) days and not less than ninety (90) days prior to such expiration. For purposes of clarification, no payment shall be required from Network Appliance for any renewal period.

     5.2. Termination for Cause.

          (a) Subject to the survival of provisions specified in Section 5.3, a party may terminate the other party's rights and licenses hereunder upon notice if the other party hereto commits a material breach of this Agreement and does not correct such breach within sixty (60) days after receiving written notice complaining thereof. In the event of such termination, the rights and licenses granted to the defaulting party shall terminate, but the rights and licenses granted to the party not in default shall survive such


* Confidential treatment requested for redacted portion.


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               termination of this Agreement subject to its continued compliance with the terms and conditions of this Agreement.

          (b) A party hereto may terminate this Agreement upon sixty (60) days written notice of termination to the other party given at any time upon or after:

               (1) the filing by the other party of a petition in bankruptcy or insolvency;

               (2) any adjudication that the other party is bankrupt or insolvent;

               (3) the filing by the other party of any petition or answer seeking reorganization, readjustment or arrangement of its business under any law relating to bankruptcy or insolvency;

               (4) the appointment of a receiver for all or substantially all of the property of the other party;

               (5) the making by the other party of any assignment for the benefit of creditors;

               (6) the institution of any proceedings for the liquidation or winding up of the other party's business or for the termination of its corporate charter;

               (7) the other party undergoes a Change of Control. For purposes of this Section 5.2(b)(7), "Change of Control" shall mean a transaction or a series of related transactions in which (i) one or more related parties who did not previously own more than a fifty percent (50%) interest in a party to this Agreement obtain more than a fifty percent (50%) interest in such party, and, in the reasonable business judgment of the other party to this Agreement, such change in ownership will have a material effect on the other party's business, or
                    (ii) a party acquires, by merger, acquisition of assets or otherwise, all or any portion of another legal entity such that either the assets or market value of such party after the close of such transaction are greater than one and one third (1 1/3) of the assets or market value of such party prior to such transaction.

          (c) In the event of termination pursuant to Sections 5.2(a) and 5.2(b), the rights and licenses granted to the terminated party shall terminate, but the rights and licenses granted to the other shall survive such termination of this Agreement subject to its continued compliance with the terms and conditions of this Agreement.

          (d) If Network Appliance commits a material breach, all payments remaining under Section 4 shall become immediately due and payable at a discount rate of 8% per annum.

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     5.3. Survival. The provisions of Sections 1, 2, 4, 5.3, 6 and 7 will survive any termination or expiration of this Agreement.

6.   DISCLAIMER

     6.1. Nothing contained in this Agreement shall be construed as:

          (a) a warranty or representation by either of the parties to this Agreement as to the validity, enforceability or scope of any class or type of Patent Right; or

          (b) a warranty or representation that any manufacture, sale, lease, use or other disposition of Licensed Products hereunder will be free from infringement of any patent rights or other intellectual property rights of either party or any third party.

          (c) an agreement to bring or prosecute actions or suits against third parties for infringement or conferring any right to bring or prosecute actions or suits against third parties for infringement; or

          (d) conferring any right to use in advertising, publicity, or otherwise, any trademark, trade name or names, or any contraction, abbreviation or simulation thereof, of either party; or

          (e) conferring by implication, estoppel or otherwise, upon any party licensed hereunder, any license or other right under any Patent Rights, copyright, maskwork, trade secret, trademark other intellectual property right except the licenses and rights expressly granted hereunder; or

          (f)  an obligation to furnish any technical information or know-how.

     6.2. NO IMPLIED WARRANTIES. EACH PARTY HEREBY DISCLAIMS ANY IMPLIED WARRANTIES WITH RESPECT TO THE PATENTS LICENSED HEREUNDER, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.   MISCELLANEOUS PROVISIONS

     7.1. Authority. Each of the parties hereto represents and warrants that it has the right to grant the other the licenses granted hereunder.

     7.2. No Assignment. This Agreement is personal to the parties, and the Agreement or any right or obligation hereunder is not assignable, whether in conjunction with a change in ownership, merger, acquisition, the sale or transfer of all, or substantially all or any part of a party's business or assets or otherwise, either voluntarily, by operation of law, or otherwise, without the prior written consent of

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          the other party, which consent may be withheld at the sole discretion of such other party. Any such purported assignment or transfer shall be deemed a breach of this Agreement and shall be null and void. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

     7.3. Notice. All notices required or permitted to be given hereunder shall be in writing and shall be delivered by hand, or if dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows:


            If to Network Appliance:                  If to Intel:
            -----------------------                   -----------

            General Counsel                           General Counsel
            Network Appliance Inc.                    Intel Corporation
            495 East Java Drive                       2200 Mission College Blvd.
            Sunnyvale, CA 94089                       Santa Clara, CA 95052
            United States of America                  United States of America

          Such notices shall be deemed to have been served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Either party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such party as above provided at such changed address.

     7.4. No Rule of Strict Construction. Regardless of which party may have drafted this Agreement, no rule of strict construction shall be applied against either party. If any provision of this Agreement is determined by a court to be unenforceable, the parties shall deem the provision to be modified to the extent necessary to allow it to be enforced to the extent permitted by law, or if it cannot be modified, the provision will be severed and deleted from this Agreement, and the remainder of the Agreement will continue in effect.

     7.5. Taxes. Each party shall be responsible for the payment of its own tax liability arising from this transaction.

     7.6. Entire Agreement; Separate Transactions. This Agreement embodies the entire understanding of the parties with respect to the subject matter hereof, and merges all prior discussions between them, and neither of the parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. No oral explanation or oral information by either party hereto shall alter the meaning or interpretation of this Agreement. The parties hereto are concurrently entering into a separate transaction relating to different matters reflected in an agreement entitled "Business Alliance Agreement Between Network Appliance Inc. and Intel Corporation" having an effective date , and hereby waive, and provide for the inapplicability of, California Civil Code Section 1642 to the separate agreements between the parties.

     7.7. Modification; Waiver. No modification or amendment to this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the party to be charged, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.

     7.8. Governing Law. This Agreement and matters connected with the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the United States of America and the State of California, without reference to conflict of laws principles.

     7.9. Jurisdiction. Intel and Network Appliance agree that all disputes and litigation regarding this Agreement and matters connected with its performance shall be subject to the exclusive jurisdiction of the courts of the County of Santa Clara, California, or of the Federal courts sitting therein.

     7.10. Dispute Resolution. All disputes arising directly under the express terms of this Agreement or the grounds for termination thereof shall be resolved as follows: First, the senior management of both parties shall meet to attempt to resolve such disputes. If the senior management cannot resolve the disputes, either party may make a written demand for formal dispute resolution. Within thirty (30) days after such written demand, the parties agree to meet for one day with an impartial mediator and consider dispute resolution alternatives other than litigation. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one-day mediation, either party may begin litigation proceedings.

     7.11. Confidentiality of Terms. The parties hereto shall keep the terms of this Agreement confidential and shall not now or hereafter divulge these terms to any third party except:

          (a)  with the prior written consent of the other party; or

          (b)  to any governmental body having jurisdiction to call therefor; or

          (c) subject to (d) below, as otherwise may be required by law or legal process, including to legal and financial advisors in their capacity of advising a party in such matters; or

          (d) during the course of litigation so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties and so long as (a) the restrictions are embodied in a court-entered Protective Order and (b) the disclosing party informs the other party in writing at least ten (10) days in advance of the disclosure; or

          (e) in confidence to legal counsel, accountants, banks and financing sources and their advisors solely in connection with complying with financial transactions.

                The parties shall cooperate in preparing and releasing an announcement, if any, relating to this Agreement.

          7.12. Compliance with Laws. Anything contained in this Agreement to the contrary notwithstanding, the obligations of the parties hereto and of the Subsidiaries of the parties shall be subject to all laws, present and future, of any government having jurisdiction over the parties hereto or the Subsidiaries of the parties, and to orders, regulations, directions or requests of any such government.

          7.13. Force Majeure. The parties hereto shall be excused from any failure to perform any obligation hereunder to the extent such failure is caused by war, acts of public enemies, strikes or other labor disturbances, fires, floods, acts of God, or any causes of like or different kind beyond the control of the parties.


WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date below written.


INTEL CORPORATION                          NETWORK APPLIANCE INC.


By: /s/  P. S. OTELLINI                    By:/s/ DANIEL J. WARMENHOVEN
    --------------------------                ------------------------------

P.S. Otellini                              Daniel J. Warmenhoven
------------------------------             ---------------------------------
Printed Name                               Printed Name

EVP                                        CEO
------------------------------             ---------------------------------
Title                                      Title

12/11/00                                   11/29/00
------------------------------             ---------------------------------
Date                                       Date


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